EXHIBIT 5.2

                    WOLF HALDENSTEIN ADLER FREEMAN & HERZ LLP
                               270 Madison Avenue
                            New York, New York 10016
                           Telephone No. 212/545-4600
                           Facsimile No. 212/586-0114


                                                      July 10, 1997


Board of Directors
Country Star Restaurants, Inc.
11150 Santa Monica Boulevard
Los Angeles, CA  90025

                           Re:  Country Star Restaurants, Inc;
                                Post-Effective Amendment No. 1
                                to Registration Statement on Form S-3

Gentlemen:

     We have acted as counsel for Country Star Restaurants, Inc., a Delaware corporation (the "Company") in connection with the preparation and filing by the Company of Post-Effective Amendment No. 1 to registration statement on Form S-3, and the prospectus that forms a part thereof (the "Registration Statement" and "Prospectus," respectively) under the Securities Act of 1933, as amended, relating to the offering by certain stockholders of the Company (collectively, the "Selling Stockholders") of an aggregate of 2,955,419 shares of the Company's common stock, par value $.001 per share (the "Common Stock"), including 1,951,430 shares of Common Stock issuable upon the exercise of 1,951,430 common stock purchase warrants (the "Warrants").

     We have examined the Certificate of Incorporation and the By-Laws of the Company, the minutes of the various meetings and consents of the Board of Directors of the Company, originals or copies of such records of the Company and where applicable, agreements, certificates of pubic officials, certificates of officers and representatives of the Company, and others, and such other documents, certificates, records, authorizations, proceedings, statutes and judicial decisions as we have deemed

Board of Directors
Country Star Restaurants, Inc.

July 10, 1997

Page -2-

necessary to form the basis of the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers and representatives for the Company [and its predecessor-in-interest] and others.

     Based on the foregoing, we are of the opinion that:

     1. All shares of Common Stock have been duly authorized and, when issued and sold in accordance with the Prospectus, will be validly issued, fully paid and nonassessable.

     2. The shares of Common Stock issuable upon exercise of the Warrants have been duly authorized, and when issued in accordance with its terms, will be validly issued, fully paid and nonassessable.

     We hereby consent to be named in the Prospectus as attorneys who have passed upon the validity of the shares of Common Stock for the Company under the caption "Legal Matters."

     We further consent to your filing a copy of this opinion as an exhibit to the Prospectus.

                                Very truly yours,


                                        WOLF HALDENSTEIN ADLER FREEMAN
                                        & HERZ LLP


                                       -2-